Exhibit 99.1

ORANGE 21 ANNOUNCES AGREEMENTS TO SETTLE SECURITIES LITIGATION

CARLSBAD, Calif.—(BUSINESS WIRE) — Jan. 16, 2007—Orange 21 Inc. (NASDAQ:ORNG), today announced that it has reached an agreement to settle the consolidated securities class action currently pending in the United States District Court for the Southern District of California against the Company and certain of its current and former officers and directors. The settlement will resolve litigation that has been pending since March 2005. If the settlement is approved by the Court, following notice to the class, $1.4 million will be paid to the class of plaintiffs and for plaintiffs’ attorneys’ fees from proceeds of Orange 21’s directors’ and officers’ insurance. No amounts will be paid by the Company.

Orange 21 also announced that it has reached an agreement to settle the consolidated derivative action that is pending in the Superior Court of the State of California, County of San Diego against certain of the Company’s current and former officers and directors, and against one of the Company’s stockholders, No Fear, Inc. This action has been pending since December 2005. Under the settlement agreement, No Fear and the insurer for the officer and director defendants have agreed to pay, subject to Court approval, plaintiffs’ attorneys’ fees. In addition, the Company has agreed to continue adherence to a set of corporate governance guidelines. The settlement is subject to Court approval. No amounts will be paid by the Company.

About Orange 21 Inc.

Orange 21 develops brands that produce premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic(TM), manufactures sunglasses and goggles targeted towards the action sports and youth lifestyle markets.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events and are made based on the best estimates and assumptions of management at the time the statement is made. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. In the present case, forward-looking statements include statements about the court’s approval of the settlement agreements. These statements are only predictions. Actual events or results may differ materially from these forward-looking statements. Risks that affect the outcome of such statements include, but are not limited to the risk that either or both of the courts with jurisdiction over the litigation determine not to approve the respective settlement agreements. None of the Company or any other person assumes responsibility for the accuracy or completeness of such forward-looking statements. The Company undertakes no obligation to update any of the forward-looking statements.